Exhibit (d)(7)(vii)

AMENDMENT NO. 5

TO INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 5 to Investment Advisory Agreement (“Amendment No. 5), dated as of August 24, 2006, between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or the “Manager”), as successor to The Equitable Life Assurance Society of the United States, and Fund Asset Management, L.P., a Delaware limited partnership (“Adviser”).

AXA Equitable and Adviser agree to modify and amend the Investment Advisory Agreement, dated as of May 1, 2000, as amended (“Agreement”), between AXA Equitable and Adviser as follows:

1. Termination. AXA Equitable hereby terminates the Adviser as the investment adviser to the EQ/Intermediate Term Bond Portfolio on the terms and conditions contained in the Agreement.

2. Appendix A. Appendix A to the Agreement, setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to each Portfolio for which the Adviser provides advisory services under the Agreement, is hereby replaced in its entirety by Appendix A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 5 as of the date first above set forth.

AXA EQUITABLE LIFE INSURANCE COMPANY.		FUND ASSET MANAGEMENT, L.P

By:	/s/ Steven M. Joenk	By:	/s/ Daniel J. Dart
	Steven M. Joenk		Name: Daniel J. Dart
	Senior Vice President		Title: Managing Director

APPENDIX A

TO AMENDMENT NO. 5

TO INVESTMENT ADVISORY AGREEMENT

WITH FUND ASSET MANAGEMENT, L.P.

Portfolios	Advisory Fee Rate
EQ/Mercury Basic Value Equity Portfolio	0.40% of the Portfolio’s average daily net assets up to and including $100 million; 0.375% of the Portfolio’s average daily net assets over $100 million and up to and including $300 million; and 0.35% of the Portfolio’s average daily net assets in excess of $300 million.

EQ/Short Duration Bond Portfolio	0.10% of the Portfolio’s average daily net assets.

EQ/Government Securities Portfolio	0.15% of the Portfolio’s average daily net assets.

EQ/Long Term Bond Portfolio	0.15% of the Portfolio’s average daily net assets.